Exhibit 10.21
SCIENCE 37 HOLDINGS, INC.
Executive Severance Policy
I.OVERVIEW
This Executive Severance Policy (the “Policy”) has been established by Science 37 Holdings, Inc. (the “Company”), effective as of October 7, 2021 (the “Effective Date”). This Policy is an “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) and a “top hat” welfare plan for a select group of management or highly compensated employees under Section 2520.104-24 of ERISA. This Policy supersedes all severance plans, policies or practices of the Company and its Subsidiaries for Participants (but excluding, for clarity, any Individual Agreement (as defined below)). Capitalized terms used in this Policy are defined in Section VIII below.
II.ELIGIBILITY
This Policy applies to any employee of the Company or any Subsidiary who is, at the time of his or her termination of employment, (a) the Chief Executive Officer of the Company (the “CEO”) or (b) a member of the Company’s senior executive team (the “SET”) (each, a “Participant”). This Policy does not apply to employees whose employment terminates for any reason other than due to a Qualifying Termination (as defined below).

III.SEVERANCE PAYMENTS AND BENEFITS
A.Outside of the Change in Control Period. Employees who qualify as Participants and who incur a Qualifying Termination outside of the Change in Control Period are eligible to receive the following severance benefits (the “Non-CIC Severance Benefits”):

Cash Severance	COBRA	Equity Awards
1. 6 months of his or her annual base salary 2.Any Prior-Year Bonus	1. 6 months Company-subsidized COBRA continuation	1.Equity Awards will be treated as set forth in the Plan and award agreements governing such Equity Awards

B.Within the Change in Control Period. Employees who qualify as Participants and who incur a Qualifying Termination outside of the Change in Control Period are eligible to receive the following severance benefits (the “CIC Severance Benefits”):

Cash Severance	COBRA	Equity Awards
1. 12 months of his or her annual base salary 2.Any Prior-Year Bonus 3.A Pro-Rated Bonus	1. 12 months Company-subsidized COBRA continuation	1.Equity Awards will vest in full (to the extent then-unvested)

C.Payment Timing and Mechanics. The Non-CIC Severance Benefits and/or CIC Severance Benefits, as applicable (together, the “Severance Benefits”), will be paid or provided as follows:
1)Any annual base salary will be paid in installments in accordance with the Company’s regular payroll practices during the period commencing on the date of the Qualifying Termination and ending on the six (6)-month (for Non-CIC Severance Benefits) or twelve (12)-month (for CIC Severance Benefits) anniversary thereof; provided, that no such payments will be made prior to the date on which the Release (as defined below) becomes effective and irrevocable and, if the aggregate period during which the applicable Participant is entitled to consider and/or revoke the Release spans two calendar years, no payments under this clause (1) will be made prior to the beginning of the second such calendar year (and any payments otherwise payable prior thereto (if any) will instead be paid on the first regularly scheduled Company payroll date occurring in the latter such calendar year (or, if later, the first regularly scheduled Company payroll date occurring after the Release becomes effective and irrevocable).

2)Any Prior-Year Bonus and any Pro-Rated Bonus will be paid in a single lump-sum amount within seventy (70) days following the date of the Qualifying Termination, except that if such seventy (70)-day period spans two calendar years, then such amount will in all events be paid in the second such calendar year (with the exact date of such payment determined in accordance with the foregoing by the Administrator in its sole discretion).

    3)    With respect to Company-subsidized COBRA, if (and only if) the Participant timely and properly elects continuation coverage under COBRA, then during the period commencing on the date of the Qualifying Termination and ending on the earlier of (A) the six (6)-month (for Non-CIC Severance Benefits) or twelve (12)-month (for CIC Severance Benefits) anniversary thereof or (B) the date on which the Participant becomes covered by a group health insurance program provided by a subsequent employer (in any case, the “COBRA Period”), the Company shall reimburse the Participant for the Participant’s and his or her eligible dependents with coverage under its group health plans at the same levels and the same cost to the Participant as would have applied if the Participant’s employment had not been terminated based on the Participant’s elections in effect on the Qualifying Termination date, provided, however, that (x) if any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the period of continuation coverage to be, exempt from the application of Section 409A under Treasury Regulation Section 1.409A-1(a)(5), or (y) the Company is otherwise unable to continue to cover the Participant under its group health plans without incurring penalties (including without limitation, pursuant to Section 2716 of the Public Health Service Act or the Patient Protection and Affordable Care Act), then, in either case, an amount equal to each remaining Company subsidy shall thereafter be paid to the Participant in substantially equal monthly installments over the COBRA Period (or the remaining portion thereof).
4)    Any accelerated vesting of Equity Awards will occur effective as of the date on which the Participant’s Release becomes effective and irrevocable or, if later, effective immediately prior to the consummation of the Change in Control.

D.Other Benefits. If, in connection with any Participant’s Qualifying Termination that entitles him or her to Severance Benefits under this Section III, such Participant also becomes entitled to receive severance payments and/or benefits under any Individual Agreement or, if the Participant resides outside of the United States, under the laws of his or her country of residence (in either case, the

“Individual Severance”) and the Individual Severance (or any component thereof) is more favorable to the Participant than the Severance Benefits (or any component thereof), then such Participant will been entitled to receive the greater of the Individual Severance (or such component thereof) or the Severance Benefits (or such component thereof), provided that the Participant may not receive a duplication of benefits. By way of example only, if a Participant’s Individual Severance consists of a Prior-Year Bonus, 12 months’ annual base salary, and 6 months’ accelerated vesting of Equity Awards and such Participant incurs a Qualifying Termination outside of the Change in Control Period entitling him or her to the Non-CIC Severance Benefits, then such Participant will be eligible to receive severance consisting of (i) a Prior Year Bonus, (ii) 12 months’ annual base salary, (iii) 6 months’ Company-subsidized COBRA and (iv) 6 months’ accelerated vesting of Equity Awards.
IV.CONDITIONS TO RECEIPT OF SEVERANCE
In order to be eligible to receive any Severance Benefits under this Policy, a Participant must (i) execute and return to the Company a general release of claims in favor of the Company and its Subsidiaries in a form prescribed by the Company (a “Release”), which Release becomes effective and irrevocable within sixty (60) days following the date of the Participant’s Qualifying Termination, and (ii) continue to comply with the terms of all applicable restrictive covenants (including confidentiality, non-compete and non-solicit provisions) in favor of the Company and its Subsidiaries to which the Participant is bound. If, at any time during which severance payments and benefits are being provided to the Participant, the Participant breaches his or her Release and/or applicable restrictive covenants, all Severance Benefits will immediately cease to be paid or provided.

V.PARACHUTE PAYMENTS
A.Best Pay Cap. Notwithstanding anything herein to the contrary, in the event that any amount or benefit received or to be received by any Participant pursuant to this Policy or any other agreement, plan or arrangement (collectively, the “Covered Payments”), would subject the Participant to an excise tax under Section 4999 of the Code (an “Excise Tax”), then, after taking into account any reduction in the Covered Payments provided by reason of Section 280G of the Code in any other plan, arrangement or agreement, then such remaining Covered Payments shall be reduced, to the extent necessary so that no portion of the Covered Payments is subject to the Excise Tax but only if (i) the net amount of such Covered Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Covered Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Covered Payments) is greater than or equal to (ii) the net amount of such Covered Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Covered Payments and the amount of Excise Tax to which such Participant would be subject in respect of such unreduced Covered Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Covered Payments).
B.Certain Exclusions. For purposes of determining whether and the extent to which a Participant’s Covered Payments will be subject to the Excise Tax, (i) no portion of the Covered Payments the receipt or enjoyment of which such Participant shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account; (ii) no portion of the Covered Payments shall be taken into account which, in the written opinion of an independent, nationally recognized accounting firm (the “Independent Advisors”) selected by the Company, does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Covered Payments shall be taken into account which, in the opinion of Independent Advisors, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation; and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Covered Payments shall be determined by the Independent Advisors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.
VI.ADMINISTRATION; AMENDMENT AND TERMINATION
A.Administration. This Policy shall be interpreted, administered and operated by the Compensation Committee of the Company’s Board of Directors (in such capacity, the “Administrator”). The Administrator shall have complete authority in its sole discretion subject to the express provisions of this Policy, to determine who shall be eligible for the payments and benefits under this Policy, to interpret the terms of this Policy, to prescribe, amend and rescind such rules and regulations relating to this Policy as it shall deem necessary or appropriate, and to make all other determinations necessary or advisable for the administration of this Policy.
B.Amendment; Termination. This Policy may be amended or terminated by the Company’s Board of Directors or the Administrator at any time with respect to any Participant who has not incurred a Qualifying Termination; provided that no such amendment or termination may adversely impact a Participant’s right to receive Severance Benefits hereunder unless (i) such Participant has provided his or her written consent or (ii) such amendment or termination applies to all then-current Participants in the Policy.
VII.MISCELLANEOUS
A.No Right to Employment. Nothing in this Policy gives any employee the right to be retained in the employment of the Company or a Subsidiary or otherwise modifies the employee’s at-will employment relationship with the Company or a Subsidiary.  The Policy is not a contract of employment between the Company or a Subsidiary and any employee.
B.Severability. If any provision of this Policy is held invalid or unenforceable, its invalidity or unenforceability will not affect any other provisions of the Policy, and the Policy shall be construed and enforced as if such provision had not been included in the Policy.
C.Unfunded Obligations. The amounts to be paid to Participants under this Policy are unfunded obligations of the Company. The Company is not required to segregate any monies or other assets from its general funds with respect to these obligations. Participants will not have any preference or security interest in any assets of the Company other than as a general unsecured creditor.
D.Transfer. Neither a Participant nor any other person shall have any right to sell, assign, transfer, pledge, anticipate or otherwise encumber, transfer, hypothecate or convey any amounts payable under this Policy prior to the date that such amounts are paid, except that, in the case of a Participant’s death, such amounts shall be paid to the Participant’s beneficiaries.
E.Governing Law. The Policy is intended to be governed by and will be construed in accordance with ERISA and, to the extent not preempted by ERISA, the laws of the State of Delaware.
F.Clawback. Any amounts payable under this Policy are subject to any policy (whether in existence as of the Effective Date or later adopted) established by the Company providing for clawback or recovery of amounts that were paid to any Participant. The Company will make any determination for clawback or recovery in its sole discretion and in accordance with any applicable law or regulation.
G.Withholding. The Company and its Subsidiaries will have the right to withhold from any amount payable hereunder any federal, state and local taxes required by law to be withheld therefrom.
H.Section 409A.
1)To the extent applicable, this Policy shall be interpreted and applied consistent and in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder (collectively, “Section 409A”). Notwithstanding any provision of this Policy to the contrary, to the extent that the Administrator determines that any payments or benefits under this Policy may not be either compliant with or exempt from Section 409A, the Administrator may in its sole discretion adopt such amendments to this Policy or take such other actions that the Administrator determines are necessary or appropriate to (i) exempt the compensation and benefits payable under this Policy from Section 409A and/or preserve the intended tax treatment of such compensation and benefits, or (ii) comply with the requirements of Section 409A; provided, however, that this Section VII(H) shall not create any obligation on the part of the Administrator to adopt any such amendment or take any other action, nor shall the Company or any Subsidiary have any liability for failing to do so
2)Notwithstanding anything to the contrary in this Policy, no amounts shall be paid to any Participant under this Policy during the six-month period following such Participant’s “separation from service” (within the meaning of Section 409A(a)(2)(A)(i) of the Code and Treasury Regulation Section 1.409A-1(h)) to the extent that the Administrator determines that paying such amounts at the time or times indicated in this Policy would result in a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code. If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such six-month period (or such earlier date upon which such amount can be paid under Section 409A without resulting in a prohibited distribution, including as a result of the Participant’s death), the Participant shall receive payment of a lump-sum amount equal to the cumulative amount that would have otherwise been payable to the Participant during such six-month period without interest thereon.
3)To the extent that any payments or reimbursements provided to a Participant under this Policy are deemed to constitute compensation to the Participant to which Treasury Regulation Section 1.409A-3(i)(1)(iv) would apply, such amounts shall be paid or reimbursed reasonably promptly, but not later than December 31st of the year following the year in which the expense was incurred. The amount of any such payments eligible for reimbursement in one year shall not affect the payments or expenses that are eligible for payment or reimbursement in any other taxable year, and the Participant’s right to such payments or reimbursement of any such expenses shall not be subject to liquidation or exchange for any other benefit. For purposes of Section 409A, each separately identified amount to which a Participant is entitled under this Policy shall be treated as a separate payment. In addition, to the extent permissible under Section 409A, the right to receive any installment payments under this Policy shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Treasury Regulation Section 1.409A-2(b)(2)(iii). Whenever a payment under the Policy specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

I.Assumption of Plan. The Company shall require any successor thereto (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, whether pursuant to a Change in Control or otherwise, to expressly assume and agree to perform the obligations under this Policy in the same manner and to the same extent the Company would be required to perform if no such succession had taken place.
J.Complete Statement of Policy.  This Policy document contains a complete statement of the terms of the Policy and supersedes all prior statements with respect to the terms of the Policy.  This Policy document also serves as the summary plan description. No other evidence, whether written or oral, shall be taken into account in interpreting the provisions of the Policy.  In the event of a conflict between a provision in the Policy document and any booklet, brochure, presentation, or other communication (whether written or oral), the provision of this Policy document shall control.
K.Claims. Any claims under or relating to this Policy will be subject to the procedures set forth on Exhibit A, which is incorporated into this Policy as if first set forth herein.
VIII.DEFINITIONS
For purposes of this Policy, the following terms have their respective meanings set forth below:

1)“Cause” means, with respect to any Participant, “Cause” as defined in an effective, written employment agreement between the Participant and the Company or a Subsidiary thereof if such an agreement exists and contains a definition of Cause, or, if no such agreement exists or such agreement does not contain a definition of Cause, then Cause means any one or more of the following: (i) any act or omission by a Participant which, if convicted by a court of law, would constitute a felony or a crime of moral turpitude; (ii) a Participant’s dishonesty or material violation of standards of integrity in the course of fulfilling his or her employment duties to the Company or any of its Subsidiaries; (iii) a Participant’s insubordination or a violation of a written policy of the Company or its Subsidiaries, violation of which would be grounds for dismissal under applicable Company (or Subsidiary) policy; (iv) willful, repeated failure on the part of the Participant to perform his or her employment duties (provided that such duties are ethical and proper under applicable law) in any material respect, after reasonable written notice of such failure and Participant’s failure to correct or cure such failure within ten (10) calendar days following delivery of such notice, provided that the conduct constituting Cause is reasonably open to or capable of a cure (for instance, where the conduct does not involve a violation of trust or otherwise adversely affect the relationship between the Participant and the Company or its Subsidiaries on a going-forward basis); (v) any act or omission by a Participant materially adverse to the interest of the Company or any its Subsidiaries, or reasonably likely to result in material harm to the Company or any its Subsidiaries; (vi) a Participant’s material breach of any written agreement between Participant and the Company; (vii) a Participant’s failure to comply in any material respect with any Company policy, code of conduct, or ethics policy; or (viii) a Participant’s failure to comply in any material respect with any statute, regulation, or legal requirement applicable to the Participant’s position with the Company or its business.
2)“Change in Control” has the meaning set forth in the Plan.

3)“Change in Control Period” means the period commencing thirty (30) days prior to, and ending twelve (12) months following, the consummation of a Change in Control.

4)“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

5)“Code” means the U.S. Internal Revenue Code of 1986, as amended.

6)“Equity Award” means any equity-based award covering shares of Company common stock (including, without limitation, stock options, restricted stock units and restricted stock granted under the Plan or otherwise).

7)“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.

8)“Individual Agreement” means, with respect to any Participant, any individual employment agreement, offer letter, severance agreement or similar agreement between such Participant and the Company or any of its Subsidiaries that provides such Participant with severance payments and/or benefits.

9)“Plan” means the Company’s 2021 Incentive Award Plan (or any successor plan thereto).

10)“Pro-Rated Bonus” means, with respect to any Participant, such Participant’s target annual bonus for the calendar year in which the Participant incurs a Qualifying Termination, pro-rated based on the length of such Participant’s employment with the Company or its Subsidiaries during the calendar year of such Participant’s Qualifying Termination.

11)“Prior Year Bonus” means, with respect to any Participant, any annual bonus for the calendar year immediately prior to the calendar year in which the Participant’s Qualifying Termination occurs that has been earned but remains unpaid as of the date of such Qualifying Termination.

12)“Qualifying Termination” means a Participant’s termination of employment with the Company and its Subsidiaries by the Company or a Subsidiary without Cause.

13)“Subsidiary” means any direct or indirect subsidiary of the Company.

EXHIBIT A
CLAIMS PROCEDURES
A.General. Claims for benefits under this Policy shall be administered in accordance with Section 503 of ERISA and the Department of Labor Regulations thereunder. The Administrator shall have the right to delegate its duties under this Exhibit and all references to the Administrator shall be a reference to any such delegate, as well. The Administrator shall make all determinations as to the rights of any Participant, beneficiary, alternate payee or other person who makes a claim for benefits under this Policy (each, a “Claimant”). A Claimant may authorize a representative to act on his or her behalf with respect to any claim under the Policy. A Claimant who asserts a right to any benefit under this Policy he or she has not received, in whole or in part, must file a written claim with the Administrator. All written claims shall be submitted to [Name, Title]; [address]; [email].
B.Regular Claims Procedure. The claims procedure in this subsection (B) shall apply to all claims for Policy benefits.
1)Timing of Denial. If the Administrator denies a claim in whole or in part (an “adverse benefit determination”), then the Administrator will provide notice of the decision to the Claimant within a reasonable period of time, not to exceed ninety (90) days after the Administrator receives the claim, unless the Administrator determines that any extension of time for processing is required. In the event that the Administrator determines that such an extension is required, written notice of the extension will be furnished to the Claimant before the end of the initial ninety (90) day review period. The extension will not exceed a period of ninety (90) days from the end of the initial ninety (90) day period, and the extension notice will indicate the special circumstances requiring such extension of time and the date by which the Administrator expects to render the benefit decision.
2)Denial Notice. The Administrator shall provide every Claimant who is denied a claim for benefits with a written or electronic notice of its decision. The notice will set forth, in a manner to be understood by the Claimant:
a.the specific reason or reasons for the adverse benefit determination;
b.reference to the specific Policy provisions on which the determination is based;
c.a description of any additional material or information necessary for the Claimant to perfect the claim and an explanation as to why such information is necessary; and
d.an explanation of the Policy’s appeal procedure and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring an action under Section 502(a) of ERISA after receiving a final adverse benefit determination upon appeal.
3)Appeal of Denial. The Claimant may appeal an initial adverse benefit determination by submitting a written appeal to the Administrator within sixty (60) days of receiving notice of the denial of the claim. The Claimant:
a.may submit written comments, documents, records and other information relating to the claim for benefits;
b.will be provided, upon request and without charge, reasonable access to and copies of all documents, records and other information relevant to the Claimant’s claim for benefits; and

c.will receive a review that takes into account all comments, documents, records and other information submitted by the Claimant relating to the appeal, without regard to whether such information was submitted or considered in the initial benefit determination.
4)Decision on Appeal. The Administrator will conduct a full and fair review of the claim and the initial adverse benefit determination. The Administrator holds regularly scheduled meetings at least quarterly. The Administrator shall make a benefit determination no later than the date of the regularly scheduled meeting that immediately follows the Policy’s receipt of an appeal request, unless the appeal request is filed within thirty (30) days preceding the date of such meeting. In such case, a benefit determination may be made by no later than the date of the second regularly scheduled meeting following the Policy’s receipt of the appeal request. If special circumstances require a further extension of time for processing, a benefit determination shall be rendered no later than the third regularly scheduled meeting of the Administrator following the Policy’s receipt of the appeal request. If such an extension of time for review is required, the Administrator shall provide the Claimant with written notice of the extension, describing the special circumstances and the date as of which the benefit determination will be made, prior to the commencement of the extension. The Administrator generally cannot extend the review period any further unless the Claimant voluntarily agrees to a longer extension. The Administrator shall notify the Claimant of the benefit determination as soon as possible but not later than five (5) days after it has been made.
5)Notice of Determination on Appeal. The Administrator shall provide the Claimant with written or electronic notification of its benefit determination on review. In the case of an adverse benefit determination, the notice shall set forth, in a manner intended to be understood by the Claimant:
a.the specific reason or reasons for the adverse benefit determination;
b.reference to the specific Policy provisions on which the adverse benefit determination is based;
c.a statement that the Claimant is entitled to receive, upon request and without charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim for benefits;
d.a statement describing any voluntary appeal procedures offered by the Policy and the Claimant’s right to obtain the information about such procedures; and
e.a statement of the Claimant’s right to bring an action under Section 502(a) of ERISA.
D.Exhaustion; Judicial Proceedings. No action at law or in equity shall be brought to recover benefits under the Policy until the claim and appeal rights described in the Policy have been exercised and the Policy benefits requested in such appeal have been denied in whole or in part. If any judicial proceeding is undertaken to appeal the denial of a claim or bring any other action under ERISA other than a breach of fiduciary claim, the evidence presented may be strictly limited to the evidence timely presented to the Administrator. Any such judicial proceeding must be filed by the earlier of: (a) one (1) year after the Administrator’s final decision regarding the claim appeal or (b) one (1) year after the Participant or other Claimant commenced payment of the Policy benefits at issue in the judicial proceeding.
E.Administrator’s Decision is Binding. Benefits under the Policy shall be paid only if the Administrator decides in its sole discretion that a Claimant is entitled to them. In determining claims for benefits, the Administrator has the authority to interpret the Policy, to resolve ambiguities, to make factual determinations, and to resolve questions relating to eligibility for and amount of benefits. Subject to applicable law, any decision made in accordance with the above claims procedures is final and binding on all parties and shall be given the maximum possible deference allowed by law. A misstatement or other mistake of fact shall be corrected when it becomes known and the Administrator shall make such adjustment on account thereof as it considers equitable and practicable.